Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES COMMENTS ON FORM 10-K/A FILING

HOUSTON, TX, February 14, 2006 - Stage Stores, Inc. (Nasdaq: STGS) today reported that, in response to a comment received from the Staff of the Securities and Exchange Commission (the "SEC"), on February 13, 2006, it filed a Form 10-K/A that clarified its previous disclosures on Controls and Procedures as contained in its Form 10-K as filed on April 28, 2005. The Company noted that no other information included in the April 28, 2005 Form 10-K was amended in the Form 10-K/A.

Commenting on the Form 10-K/A, Mike McCreery, Executive Vice President, Chief Financial Officer, stated, "In our Form 10-K filed on April 28, 2005, we reported on the changes in our lease accounting practices and our view of the effect that those changes had on our internal controls and disclosure procedures. There has been no change in any previous circumstances with regard to our internal controls and disclosure procedures, nor have any new matters come to light. The clarification in our report on internal controls and disclosure procedures was done to satisfy the SEC's request that our disclosures on Controls and Procedures be written in clear and unqualified language, which is now reflected in our Form 10-K/A."

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 550 stores located in 31 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern, Midwestern and New England states. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

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